Exhibit 99.1

Alto Ingredients, Inc. Reports First Quarter 2023 Results

- Generated Sequential, Monthly Performance Improvements in 2023 -

- Resumed Operations at Magic Valley, Idaho Plant in April 2023 -

- Expects Positive Adjusted EBITDA in Q2 2023 -

Pekin, IL, May 8, 2023 – Alto Ingredients, Inc. (NASDAQ: ALTO), a leading producer and distributor of specialty alcohols and essential ingredients, reported its financial results for the quarter ended March 31, 2023.

“In 2023, we continue to make good progress executing our transformative capital initiatives to drive our EBITDA expansion goals, and we are also pleased that current market improvements are positively impacting our business,” said Mike Kandris, CEO of Alto Ingredients. “Since December 2022, the market environment has improved sequentially each month. For the month of March, we generated positive bottom-line financial results. Based on current ethanol crush margins, we expect positive Adjusted EBITDA for the second quarter of 2023.”

“We are confident in our ability to fund our near-term projects through a combination of working capital, our term loan facility and cash generated from our operating activities. We expect to achieve roughly $65 million of additional annualized EBITDA by the end of 2025, which we expect to increase to $125 million annualized EBITDA by the end of 2026. Overall, we believe these initiatives will significantly improve long-term shareholder value,” concluded Kandris.

Alto Ingredients produces renewable products, specifically, specialty alcohols, essential ingredients and renewable fuel. Each of the company’s initiatives to expand EBITDA advances sustainability. Recent project updates follow.

●	New 190 proof and low-moisture 200 proof grain neutral spirits products are attracting new and existing beverage customers on a spot purchase basis. The company expects to secure additional volume commitments during the annual contracting period for 2024.

●	Magic Valley’s corn oil and high protein technology installation is complete, and the operating systems are undergoing alignment for optimal efficiency.

●	Fully operational, the new silo at the Pekin campus is already reducing costs and improving plant reliability.

●	Updates regarding several third-party, front-end engineering and design (FEED) studies include:

o	Engaged firm for primary yeast production.

o	Selected a firm for carbon capture and sequestration (CCS) to determine capture, compression, and energy requirements, and evaluating partners to provide turnkey transportation, sequestration, and monitoring services.

o	Completed new natural gas pipeline study, started initial routing steps and advanced to definitive land agreements and the construction permit application process.

o	Completed study for cogeneration, which is expected to reduce energy costs at the company’s Pekin campus and support the increased energy requirements for both the primary yeast and CCS initiatives.

Financial Results for the Three Months Ended March 31, 2023 Compared to 2022

●	Net sales were $313.9 million, compared to $308.1 million.

●	Cost of goods sold was $317.1 million, compared to $303.3 million.

●	Gross loss was $3.2 million, compared to gross profit of $4.8 million.

●	Selling, general and administrative expenses were $7.9 million, compared to $7.6 million.

●	Operating loss was $11.6 million, compared to $2.9 million.

●	Net loss available to common stockholders was $13.5 million, or $0.18 per share, compared to $2.9 million, or $0.04 per share.

●	Adjusted EBITDA was negative $4.5 million, compared to positive Adjusted EBITDA of $4.4 million.

Cash and cash equivalents were $21.2 million at March 31, 2023, compared to $36.5 million at December 31, 2022. Working capital was $117.8 million at March 31, 2023, compared to $121.1 million at December 31, 2022. The company’s term loan facility has $40 million of remaining borrowing availability and an option to request up to an additional $25 million. These resources represent more than $180 million to support business operations and growth initiatives.

First Quarter 2023 Results Conference Call

Management will host a conference call at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time on Monday, May 8, 2023, and will deliver prepared remarks via webcast followed by a question-and-answer session.

The webcast for the conference call can be accessed from Alto Ingredients’ website at www.altoingredients.com. Alternatively, to receive a number and unique PIN by email, register here. To dial directly twenty minutes prior to the scheduled call time, dial (833) 630-0017 domestically and (412) 317-1806 internationally. The webcast will be archived for replay on the Alto Ingredients website for one year. In addition, a telephonic replay will be available at 8:00 p.m. Eastern Time on Monday, May 8, 2023, through 8:00 p.m. Eastern Time on Monday, May 15, 2023. To access the replay, please dial 877-344-7529. International callers should dial 00-1 412-317-0088. The pass code will be 7191805.

Use of Non-GAAP Measures

Management believes that certain financial measures not in accordance with generally accepted accounting principles (“GAAP”) are useful measures of operations. The company defines Adjusted EBITDA as unaudited consolidated net income (loss) before interest expense, interest income, provision for income taxes, asset impairments, loss on extinguishment of debt, acquisition-related expense, fair value adjustments, and depreciation and amortization expense. A table is provided at the end of this release that provides a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, net income (loss). Management provides this non-GAAP measure so that investors will have the same financial information that management uses, which may assist investors in properly assessing the company’s performance on a period-over-period basis. Adjusted EBITDA is not a measure of financial performance under GAAP and should not be considered as an alternative to net income (loss) or any other measure of performance under GAAP, or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and you should not consider this measure in isolation or as a substitute for analysis of the company’s results as reported under GAAP.

About Alto Ingredients, Inc.

Alto Ingredients, Inc. (ALTO) is a leading producer and distributor of specialty alcohols and essential ingredients. The company is focused on products for four key markets: Health, Home & Beauty; Food & Beverage; Essential Ingredients; and Renewable Fuels. The company’s customers include major food and beverage companies and consumer products companies. For more information, please visit www.altoingredients.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements and information contained in this communication that refer to or include Alto Ingredients’ estimated or anticipated future results or other non-historical expressions of fact are forward-looking statements that reflect Alto Ingredients’ current perspective of existing trends and information as of the date of the communication. Forward looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “should,” “estimate,” “expect,” “forecast,” “outlook,” “guidance,” “intend,” “may,” “might,” “will,” “possible,” “potential,” “predict,” “project,” or other similar words, phrases or expressions. Such forward-looking statements include, but are not limited to, statements concerning Alto Ingredients’ plant improvement and other business initiatives and strategies, and their timing and effects, including, but not limited to, EBITDA and/or Adjusted EBITDA that Alto Ingredients’ expects to generate as a result of its initiatives and strategies; and Alto Ingredients’ other plans, objectives, expectations and intentions; estimates of future EBITDA or Adjusted EBITDA. It is important to note that Alto Ingredients’ plans, objectives, expectations and intentions are not predictions of actual performance. Actual results may differ materially from Alto Ingredients’ current expectations depending upon a number of factors affecting Alto Ingredients’ business and plans. These factors include, among others, adverse economic and market conditions, including for specialty alcohols and essential ingredients; export conditions and international demand for the company’s products; fluctuations in the price of and demand for oil and gasoline; raw material costs, including production input costs, such as corn and natural gas; and the cost, ability to fund, timing and effects of, including the financial results deriving from, Alto Ingredients’ plant improvement and other business initiatives and strategies. These factors also include, among others, the inherent uncertainty associated with financial and other projections; the anticipated size of the markets and continued demand for Alto Ingredients’ products; the impact of competitive products and pricing; the risks and uncertainties normally incident to the specialty alcohol production and marketing industries; changes in generally accepted accounting principles; successful compliance with governmental regulations applicable to Alto Ingredients’ facilities, products and/or businesses; changes in laws, regulations and governmental policies; the loss of key senior management or staff; the inability to timely and successfully implement business strategies, and fund or complete capital improvement projects and other initiatives; and other events, factors and risks previously and from time to time disclosed in Alto Ingredients’ filings with the Securities and Exchange Commission including, specifically, those factors set forth in the “Risk Factors” section contained in Alto Ingredients’ Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2023.

Media Contact:

Bryon McGregor, Alto Ingredients, Inc., 916-403-2768, mediarelations@altoingredients.com

Company IR Contact:

Michael Kramer, Alto Ingredients, Inc., 916-403-2755, Investorrelations@altoingredients.com

IR Agency Contact:

Kirsten Chapman, LHA Investor Relations, 415-433-3777, Investorrelations@altoingredients.com

ALTO INGREDIENTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2023	2022
Net sales	$313,891	$308,118
Cost of goods sold	317,055	303,345
Gross profit (loss)	(3,164)	4,773
Selling, general and administrative expenses	(7,882)	(7,629)
Asset impairments	(574)	—
Loss from operations	(11,620)	(2,856)
Interest expense, net	(1,565)	(200)
Other income, net	19	454
Loss before provision for income taxes	(13,166)	(2,602)
Provision for income taxes	—	—
Net loss	$(13,166)	$(2,602)
Preferred stock dividends	$(312)	$(312)
Net loss available to common stockholders	$(13,478)	$(2,914)
Net loss per share, basic and diluted	$(0.18)	$(0.04)
Weighted-average shares outstanding, basic	73,815	71,390
Weighted-average shares outstanding, diluted	73,815	71,390

ALTO INGREDIENTS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands, except par value)

ASSETS	March 31, 2023	December 31, 2022
Current Assets:
Cash and cash equivalents	$21,173	$36,456
Restricted cash	5,263	13,069
Accounts receivable, net	66,537	68,655
Inventories	67,147	66,628
Derivative instruments	6,267	4,973
Other current assets	5,217	9,340
Total current assets	171,604	199,121
Property and equipment, net	244,172	239,069
Other Assets:
Right of use operating lease assets, net	23,046	18,937
Intangible assets, net	8,940	9,087
Goodwill	5,970	5,970
Other assets	6,172	6,137
Total other assets	44,128	40,131
Total Assets	$459,904	$478,321

ALTO INGREDIENTS, INC.
CONSOLIDATED BALANCE SHEETS (CONTINUED)
(unaudited, in thousands, except par value)

LIABILITIES AND STOCKHOLDERS’ EQUITY	March 31, 2023	December 31, 2022
Current Liabilities:
Accounts payable	$24,406	$28,115
Accrued liabilities	17,334	26,556
Current portion – operating leases	3,856	3,849
Derivative instruments	2,100	6,732
Other current liabilities	6,150	12,765
Total current liabilities	53,846	78,017

Long-term debt	83,739	68,356
Operating leases, net of current portion	19,678	15,062
Other liabilities	8,966	8,797
Total Liabilities	166,229	170,232

Stockholders’ Equity:
Preferred stock, $0.001 par value; 10,000 shares authorized; Series A: no shares issued and outstanding as of March 31, 2023 and December 31, 2022 Series B: 927 shares issued and outstanding as of March 31, 2023 and December 31, 2022	1	1
Common stock, $0.001 par value; 300,000 shares authorized; 76,187 and 75,154 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	76	75
Non-voting common stock, $0.001 par value; 3,553 shares authorized; 1 share issued and outstanding as of March 31, 2023 and December 31, 2022	—	—
Additional paid-in capital	1,039,897	1,040,834
Accumulated other comprehensive income	1,822	1,822
Accumulated deficit	(748,121)	(734,643)
Total Stockholders’ Equity	293,675	308,089
Total Liabilities and Stockholders’ Equity	$459,904	$478,321

Reconciliation of Adjusted EBITDA to Net Income (Loss)

(in thousands) (unaudited)

	Three Months Ended March 31,
	2023	2022
Net loss	$(13,166)	$(2,602)
Adjustments:
Interest expense	1,565	200
Interest income	(221)	(158)
Acquisition-related expense	700	875
Asset impairments	574	—
Depreciation and amortization expense	6,055	6,134
Total adjustments	8,673	7,051
Adjusted EBITDA	$(4,493)	$4,449

Commodity Price Performance

(unaudited)

	Three Months Ended March 31,
	2023	2022
Renewable fuel production gallons sold (in millions)	37.1	49.2
Specialty alcohol production gallons sold (in millions)	21.4	23.3
Third party renewable fuel gallons sold (in millions)	33.9	30.7
Total gallons sold (in millions)	92.4	103.2

Total gallons produced (in millions)	60.6	74.3
Production capacity utilization	70%	86%

Average sales price per gallon	$2.43	$2.46
Average CBOT ethanol price per gallon	$2.21	$2.16

Corn cost per bushel – CBOT equivalent	$6.61	$6.22
Average basis	$0.46	$0.64
Delivered corn cost	$7.07	$6.86

Total essential ingredients tons sold (in thousands)	299.3	398.8
Essential ingredient return % (1)	44.5%	36.4%

(1)	Essential ingredients revenue as a percentage of delivered cost of corn.

Segment Financials

(in thousands) (unaudited)

	Three Months Ended March 31,
	2023	2022
Net sales

Pekin Campus production, recorded as gross:
Alcohol sales	$132,381	$116,050
Essential ingredient sales	63,631	55,280
Intersegment sales	313	256
Total Pekin Campus sales	196,325	171,586

Marketing and distribution:
Alcohol sales, gross	$84,381	$53,926
Alcohol sales, net	114	351
Intersegment sales	2,843	2,996
Total marketing and distribution sales	87,338	57,273

Other production, recorded as gross:
Alcohol sales	$20,932	$59,805
Essential ingredient sales	8,353	18,938
Intersegment sales	1	12
Total Other production sales	29,286	78,755

Corporate and other	4,099	3,768
Intersegment eliminations	(3,157)	(3,264)
Net sales as reported	$313,891	$308,118

Cost of goods sold:
Pekin Campus production	$198,178	$168,881
Marketing and distribution	83,126	54,716
Other production	33,982	78,244
Corporate and other	2,369	2,872
Intersegment eliminations	(600)	(1,368)
Cost of goods sold as reported	$317,055	$303,345

Gross profit (loss):
Pekin Campus production	$(1,853)	$2,705
Marketing and distribution	4,212	2,557
Other production	(4,696)	511
Corporate and other	1,730	896
Intersegment eliminations	(2,557)	(1,896)
Gross profit (loss) as reported	$(3,164)	$4,773

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